Exhibit 10.17

RESTATED EMPLOYMENT AGREEMENT
(Senior Leadership)

THIS RESTATED EMPLOYMENT AGREEMENT (collectively referred to with all exhibits and amendments as this “Agreement”) is made effective on the 28th day of February, 2024 (the “Effective Date”) by and among (i) NICOLET NATIONAL BANK (“Bank”), a national banking association formed under the laws of the United States and a wholly-owned subsidiary of NICOLET BANKSHARES, INC. (“Company”), a bank holding company organized under the laws of the State of Wisconsin, (ii) Company, and (iii) BRAD HUTJENS, a resident of the State of Wisconsin (“Executive”) (collectively, the “Parties” and each a “Party”).

RECITALS

Bank desires to retain Executive as an EVP/Chief Credit Officer/Compliance & Risk Manager of Bank, and

Executive desires to retain such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the above recitals and the mutual agreements below, effective as of the Effective Date, the Parties agree as follows:

1.Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1    “Area” shall mean the geographic area within a fifty (50) mile radius of Bank’s corporate office and each branch office at which Executive (a) personally performed services, (b) personally met with customers, or (c) supervised or managed, either directly or indirectly, any other employees of Bank at any time during the last twelve (12) month of Executive’s employment.

1.2    “Bank Information” means Confidential Information and Trade Secrets.

1.3    “Business of Bank” shall mean the business conducted by Bank, which is the business of commercial and consumer banking and wealth management products and services.

1.4    “Cause” shall mean any of the following, as determined by the CEO:

a.a material breach of the terms of this Agreement by Executive, including, without limitation, failure by Executive to perform Executive’s duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of sixty (60) days following the delivery of written notice of such breach to Executive by Bank (collectively with other written notice requirements in this Agreement, a “Notice Period”). Such notice shall (i) specifically identify the duties that the CEO believes Executive has failed to perform, (ii) state the facts upon which determination was made;

b.conduct by Executive that amounts to fraud, dishonesty, or willful misconduct in the performance of Executive’s duties and responsibilities;

c.Executive’s arrest, charged in relation to (by criminal information, indictment or otherwise), or conviction of a crime involving breach of trust or moral turpitude;

d.Executive’s violation of written policies or codes of conduct of either Bank or Company, including but not limited to written policies related to discrimination, harassment, performance of illegal or unethical activities, or ethical misconduct;

e.Executive’s unauthorized disclosure of Confidential Information or Trade Secrets;

f.conduct by Executive that amounts to gross or willful insubordination or inattention to Executive’s duties and responsibilities;

g.conduct by Executive that results in removal from Executive’s position as an officer or executive of Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over Bank; or

h.Executive’s engagement in conduct that brings or is reasonably likely to bring Bank or Company negative publicity or into public disgrace, embarrassment, or disrepute.

1.5    “CEO” shall mean the Chief Executive Officer of Bank, regardless of whether such position is separate from or joined with the title of President of Bank, or his designee.

1.6    “Change of Control” means any one of the following events, the effective date of which occurs during the Term:

a.the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or voting power of Bank or Company, as applicable, prior to such acquisition) of the stock of Bank or Company, as applicable, that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or voting power of the stock of Bank or Company, as applicable;

b.the date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, which date is not prior to the first day of the Term) ownership of stock of Bank or Company, as applicable, possessing thirty percent (30%) or more of the total voting power of the stock of Bank or Company, as applicable;

c.the date a majority of members of Company’s Board of Directors is replaced during any twelve-month period, commencing no earlier than the first day of the Term, by the directors whose appointment is not endorsed by a majority of the members of Company’s Board of Directors before the date of the appointment or election; or

d.the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, which date is not prior to the first day of the Term) assets of Company that have a total gross fair market value of forty percent (40%) or more of the total gross fair market value of all of the assets of Company immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change of Control under this Subsection (d):

i.an entity that is controlled by the shareholders of Company immediately after the transfer;

ii.a shareholder (determined immediately before the asset transfer) of Company in exchange for or with respect to its stock;

iii.an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Company;

iv.a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Company; or

v.an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the above Subsection (d)(iv).

For purposes of this Section, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Company or Bank. Notwithstanding the other provisions of this Section, no Change of Control shall be deemed to have occurred by reason of any actions or events in which Executive participates in a capacity other than in Executive’s capacity as an employee and, if applicable, Executive’s capacity as a director or shareholder of Company or Bank. Notwithstanding the other provisions of this Section, in the event of a merger, consolidation, reorganization, share exchange or other transaction as to which the holders of the capital stock of Company before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of Company (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of Company (or other surviving company), such transaction shall not constitute a Change of Control. The provisions of this Section shall be construed in a manner consistent with the applicable provisions of Section 409A of the Internal Revenue Code and the rules and regulations promulgated thereunder.

1.7    “Confidential Information” means data and information relating to the Business of Bank or of Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to Executive or of which Executive became aware as a consequence of or through Executive's relationship to Bank or Company and which has value to Bank or Company and is not generally known to competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Bank or Company (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.8    “Disability” shall mean the inability of Executive to perform Executive’s material duties for the duration of the short-term disability period under Bank's policy then in effect (or, if no such policy is in effect, a period of one-hundred eighty (180) consecutive days) as certified by a physician chosen by Bank and reasonably acceptable to Executive.

1.9    “Determination Date” means (1) during Executive’s employment, the date for which compliance is being determined, and (2) following Executive’s Separation from Service, the date of Executive’s Separation from Service.

1.10    “Good Reason” shall mean any of the following which occurs on or after the Effective Date:
a.a material diminution in Executive's Base Salary;

b.a material diminution in the Executive's authority, duties, or responsibilities;

c.a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report;

d.a material diminution in the budget over which the Executive retains authority;

e.a material change in the geographic location at which the Executive must perform the services; or

f.any other action or inaction that constitutes a material breach of this Agreement by Bank provided, however, that in each case of the above, Executive must provide written notice to Bank of the occurrence of such action or failure within thirty (30) days after the action or failure first occurs (collectively with other written notice requirements in this Agreement, a “Notice Period”), and Executive shall only have Good Reason to terminate Executive’s employment if Bank fails to correct such action or failure within sixty (60) days following receipt of such notice. If Bank does so fail to correct such action or failure, Executive must resign effective no later than fifteen (15) days following expiration of the sixty (60)-day correction period.

1.11    “Material Contact” means

a.with respect to Section 8.1(b) of this Agreement, the contact between Executive and each customer: (i) with whom or which Executive dealt on behalf of Company, Bank and/or one or more of their affiliates in a business capacity or about whom or which Executive obtained Confidential Information in the ordinary course of business as a result of such Executive’s association with Company, Bank and/or one or more of their affiliates; and (ii) who or which received products or services from Company, Bank and/or one or more of their affiliates within two (2) years prior to the Determination Date; and

b.with respect to Section 8.2(b) of this Agreement, the contact between Executive and each employee or other service provider over which Executive has direct supervisory authority or significant influence and each employee or other service provider with whom Executive has obtained Confidential Information regarding, without limitation, that employee’s or service provider’s performance and/or compensation giving rise to a competitive advantage by virtue of Executive’s position with Company or Bank within two (2) years prior to the Determination Date.

1.12    “Separation from Service” shall mean a termination of Executive’s employment with Bank and all affiliated companies that, together with Bank, constitute the “service recipient” within the meaning of Section 409A of the Internal Revenue Code and supporting regulations that constitutes a “separation from service” within the meaning of Section 409A.

1.13    “Term” shall mean that period of time commencing on the Effective Date and running until the close of business on the last business day immediately preceding the first (1st) anniversary of the Effective Date, subject to the automatic renewal provided for in Section 5.1 and earlier termination as provided for in Section 5.2.

1.14    “Trade Secrets” means Bank or Company information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

a.derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

b.is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.15    “Work Product” means all writings, technology, inventions, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the Term and relate in any way to Company or the Business of Bank, regardless of when or where prepared or whose equipment or other resources is used in preparing the same, all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof.

2.Duties.

2.1    Position. Executive is employed as EVP/Chief Credit Officer/Compliance & Risk Manager of Bank, subject to the direction of the CEO or the CEO’s designee(s), and shall perform and discharge well and faithfully the duties which may be assigned to Executive by the CEO in connection with the conduct of the Business of Bank. The initial duties and responsibilities of Executive are set forth on Exhibit A.

2.2    Full-Time Status. In addition to the duties and responsibilities specifically assigned to Executive pursuant to Section 2.1, Executive shall:

a.devote substantially all of Executive’s time, energy, and skill during regular business hours to the performance of the duties of Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

b.diligently follow and implement all reasonable and lawful management policies and decisions communicated to Executive by Bank or Company; and

c.timely prepare and forward to the CEO or the CEO’s designee(s) all reports and accountings as may be requested of Executive.

2.3    Restricted Activities. Executive shall not engage (whether or not during normal business hours) in any other business or professional activity that is substantially similar to the work performed for Company or Bank, or that otherwise competes with the Business of Bank, whether or not such activity is pursued for gain, profit, or other pecuniary advantage. Notwithstanding the foregoing, this Section shall not be construed as preventing Executive from:

a.investing Executive’s personal assets in businesses which, subject to clause (b) below, are not in competition with Company or the Business of Bank and which will not require any services on the part of Executive in its operation or affairs and in which Executive’s participation is solely that of an investor;

b.purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in Executive collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with Company or the Business of Bank; and

c.participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, or teaching.

3.Place of Performance. The principal place of Executive's employment shall be an office designated by the CEO. Executive shall not routinely work from remote locations without prior approval by the CEO.

4.Compensation. Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

4.1    Base Salary. Bank shall compensate Executive at a base rate of $390,000.00 per year (the “Base Salary”). Executive's Base Salary shall be reviewed by the CEO at least annually. Base Salary shall be payable in accordance with Bank's normal payroll practices.

4.2    Annual Bonus. Unless otherwise prohibited by banking regulation, rule, or directive, Executive shall have the opportunity to earn annual bonus compensation in such manner as may be determined by the CEO and based on performance measures and target levels for the applicable bonus year as may be established by the Board of Directors of Bank upon the recommendation of the Compensation Committee of the Board of Directors of Bank (the “Committee”) at a target rate of 60% cash / 60% equity based on Executive’s Base Salary and consistent with Bank’s strategic planning process, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors of Bank. The CEO may award a prorated bonus for Executive’s first year of employment based on such performance measures and target levels as the CEO shall determine. Any Annual Bonus earned shall be payable by March 15th of the calendar year following the calendar year in which the bonus is earned in accordance with Bank’s normal practices for the payment of short-term incentives. To be entitled to any payment of bonus compensation from Bank pursuant to this Section, Executive must be employed by Bank or its affiliates on the last day of the applicable performance period and must continue to be employed until the date that such payment is made.

4.3    Business Expenses; Memberships. Bank agrees to reimburse Executive for:

a.reasonable and necessary business expenses (including travel) incurred by Executive in the performance of Executive’s duties; and

b.reasonable dues and business-related expenditures, including initiation fees associated with memberships, as selected by Executive, including professional associations which are commensurate with Executive’s position provided, however, that Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by Bank and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service. In no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement is not subject to liquidation or exchange for another benefit.

4.4    Benefits. Executive shall be entitled to such benefits as may be available from time to time on a company-wide basis to employees of Bank. All such benefits shall be awarded and administered in accordance with Bank's standard policies and practices. Such benefits may include, by way of example only, paid time off, profit-sharing plans, retirement, or investment funds, dental, vision, health, life and disability insurance benefits, and such other benefits as Bank deems appropriate.

4.5    Withholding. Bank may deduct from each payment of compensation all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA, and other withholding requirements.

5.Term and Termination.

5.1    Term. This Agreement shall remain in effect for the Term, and shall automatically renew each day after the Effective Date so that the Term remains a one-year term from day-to-day hereafter unless Bank or Executive gives written notice to the other of its intent that the automatic renewals shall cease. In the event that a Party properly provides such notice of non-renewal, this Agreement and the Term shall expire on the first anniversary of the thirtieth (30th) day following the date the receiving Party receives such written notice.

5.2    Termination. During the Term, Executive may be terminated only as follows:

5.2.1    By Bank:

a.For Cause, as defined in Section 1.4, provided that Bank shall comply with the Notice Period required in Section 1.4; or

b.Without Cause as defined in Section 1.4. Only in the event of a termination by Bank without Cause, Bank shall (1) continue to pay Executive the Base Salary, at the level in effect as of Executive’s date of termination, for a period equal to one (1) year following the termination, and (2) if Executive is enrolled in any group medical or dental plan offered by Bank immediately prior to termination, reimburse Executive for the cost of premium payments paid by Executive to continue Executive’s then existing coverage for Executive and Executive’s covered dependents for the lesser of (i) one (1) year following the date of termination of employment, or (ii) the medical or dental continuation coverage period for which Executive or any such covered dependent is eligible under COBRA as a result of the termination of employment.

5.2.2    By Executive:

a.For Good Reason, as defined in Section 1.10, provided that Executive shall comply with the Notice Period and Bank fails to correct as described in Section 1.10. Only in the event that Bank fails to correct the Good Reason, Bank shall (1) continue to pay Executive the Base Salary, at the level in effect as of Executive’s date of termination (disregarding any reduction constituting Good Reason), for a period equal to one (1) year following the termination, and (2) if Executive is enrolled in any group medical or dental plan offered by Bank immediately prior to termination, reimburse Executive for the cost of premium payments paid by Executive to continue Executive’s then existing coverage for Executive and Executive’s covered dependents for the lesser of (i) one (1) year following the date of termination of employment, or (ii) the medical or dental continuation coverage period for which Executive or any such covered dependent is eligible under COBRA as a result of the termination of employment; or

b.Without Good Reason, provided that Executive shall give Bank sixty (60) days' prior written notice of Executive’s intent to terminate (collectively with other written notice requirements in this Agreement, a “Notice Period”).

5.2.3    Upon the Disability of Executive at any time, provided that Bank shall provide Executive with at least thirty (30) days’ prior written notice of its intent to terminate Executive (collectively with other written notice requirements in this Agreement, a “Notice Period”), in which event Bank shall continue to pay Executive the Base Salary at the level in effect as of Executive’s date of termination for a period of six (6) months following the termination or until the date as of which Executive begins receiving payments under Bank’s long-term disability policy, whichever occurs first. In the event that Executive receives any disability payments retroactively for any portion of the six (6) month period for which Nicolet paid Base Salary (resulting in dual payments to Executive for the same time period), Executive shall accept the long-term disability payment for such period and shall reimburse Bank the Base Salary paid during the same period.

5.2.4    At any time upon mutual, written agreement of the Parties.

5.2.5    Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon Executive's death.

5.3    Change of Control.

a.If, within twenty-four (24) months after a Change of Control, Executive experiences an involuntary termination without Cause or Executive terminates Executive’s employment with Bank for Good Reason, Executive, or in the event of Executive’s subsequent death, Executive’s designated beneficiaries or Executive’s estate, as the case may be, shall receive, as liquidated damages, in lieu of all other claims, (1) a lump sum severance payment equal to 2.99 times the sum of Executive’s Base Salary as was in effect immediately preceding the Change of Control (disregarding any reduction constituting Good Reason) plus the largest Annual Bonus paid to Executive during the prior three (3) consecutive years, if any, payable on the first payroll date that is more than sixty (60) days following such termination; plus (2) if Executive is enrolled in any group medical or dental plan offered by Bank (or the applicable successor entity) immediately prior to termination, reimburse Executive for the cost of premium payments paid by Executive to continue Executive’s then existing coverage for Executive and Executive’s covered dependents for the lesser of (i) eighteen (18) months following the date of termination of employment, or (ii) the medical or dental continuation coverage period for which Executive or any such covered dependent is eligible under COBRA as a result of the termination of employment.

Notwithstanding the foregoing, if the Change of Control that triggers payment under this Subsection (a) is described in Section 1.5(d) and if Executive was a party to a prior employment agreement with Bank and Company, then to the extent necessary to ensure compliance with Section 409A of the Code (e.g., assuming no involuntary separation from service exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) can be satisfied and Company has not elected to terminate and payout this Agreement in accordance with Treasury Regulations Section Treas. Reg. §1.409A-3(j)(4)(ix)) the payment described under this Subsection (a) shall retain its original payment method and timing as provided in Executive’s prior employment agreement with Bank and Company.

b.In no event shall the payment(s) described in this Section exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended. Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G) of both the severance payment and all other payments to Executive in the nature of compensation which are contingent on a change in ownership or effective control of Bank or Company or in the ownership of a substantial portion of the assets of Bank or Company (the ‘Aggregate Severance’) would result in a ‘parachute payment,’ as defined under Section 280G, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Executive’s ‘base amount’ for the ‘base period,’ as those terms are defined under Section 280G. In the event the Aggregate Severance is required to be reduced pursuant to this Section, non-cash or in-kind benefits (such as COBRA reimbursement) and the latest payments in time shall be reduced first and if multiple portions of the Aggregate Severance to be reduced are paid at the same time, any non-cash payments shall be reduced before any cash payments, and any remaining cash payments will be reduced pro rata.

5.4    Notice Period/Garden Leave. Upon Executive’s voluntary termination pursuant to Section 5.2.2(b) (by Executive without Good Reason), Bank may elect to either (a) retain Executive as an employee of Bank during the Notice Period required by Section 5.2.2(b); or (b) immediately accept Executive’s Notice and terminate Executive’s employment. If Bank elects to retain Executive as an employee during the Notice Period, Bank shall continue to pay Executive through the Notice Period, Executive shall remain employed by Bank through the Notice Period, and Executive shall continue to owe a duty of loyalty to Bank and otherwise comply in full with this Agreement. During Executive’s continued employment, Executive’s Full-Time Status as provided in Section 2.1 will continue and Executive shall not engage in any Restricted Activities provided in Section 2.3. This specifically restricts Executive, during the Notice Period, from advising Bank customers that Executive’s position with Bank will terminate or that Executive intends to provide services on behalf of another entity after the end of the Notice Period. Bank reserves the right to place Executive on garden leave at the commencement of, or at any time during, any Notice Period during which time Bank may (a) remove Executive from Executive's active duties and responsibilities, in whole or in part; (b) exclude Executive from Bank's offices and other workplaces; (c) limit or prohibit Executive's contact and communications with Bank's staff and customers; and/or (d) limit or cease Executive's access to Company’s, Bank’s or their affiliates’ computer systems, email, and other Bank Information. Bank’s decision to place Executive on garden leave during the Notice Period shall not, in and of itself, constitute “Good Reason” under Section 1.10. Executive acknowledges that a primary consideration to Bank in exchange for the paid Notice Period is to provide Bank with sufficient opportunity to prepare for the transfer of Executive’s relationship with certain customers to alternative Executives of Bank without interference by Executive, and Executive agrees not to take any action during the paid Notice Period that would interfere with that purpose.

5.5    Payment Timing and Release.

5.5.1    Amounts due to Executive upon Executive’s termination of employment pursuant to Sections 5.2.1(b) (by Bank without Cause); Section 5.2.2(a) (by Executive for Good Reason); or Section 5.2.3 (pending disability insurance payments), as applicable, including any reimbursements to which Executive is entitled, shall commence or be made, as applicable, on the first payroll date that is more than sixty (60) days after Executive experiences a Separation from Service on or after the date Executive’s employment is terminated.

5.5.2    The Parties intend that this Agreement will comply with Section 409A and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, neither Bank nor Company make any representation that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Bank or Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

5.5.3    Notwithstanding any provision in this Agreement to the contrary, to the extent necessary to avoid the imposition of tax on Executive under Section 409A of the Internal Revenue Code, any payments that are otherwise payable to Executive within the first six (6) months following the effective date of Executive’s Separation from Service shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if Executive is determined to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i)). Bank shall pay any payments suspended by operation of the foregoing sentence as a lump sum in the seventh month following such effective date. In determining any payments that are subject to this suspension, payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

5.5.4    Notwithstanding any provision in this Agreement to the contrary, as a condition of Bank’s payment of any amount in connection with Executive’s termination of employment, Executive first must execute, and not timely revoke during any revocation period provided therein, a general release of claims against Bank and Company and their affiliates and successors in the form provided by Bank (or the applicable successor entity, in the event of a Change of Control). Bank shall provide the release to Executive in sufficient time so that if Executive timely executes and returns the release, the revocation period will expire no later than sixty (60) days following the effective date of the termination of employment. If Executive fails to execute and return the release such that any revocation period does not expire on or prior to such sixtieth (60th) day, all such payments conditioned upon such release shall be forfeited. Where the foregoing sixty (60) day period spans two (2) calendar years, any payments withheld pending execution of the release and expiration of its revocation period shall not be paid prior to January 1 of the second calendar year.

5.6    Effect of Termination of Employment. Upon termination of Executive’s employment, Bank shall have no obligations to Executive or Executive’s estate except as expressly provided in this Agreement.
6.Clawback Provision. Notwithstanding any provisions in this Agreement to the contrary, any incentive-based or other compensation paid to Executive under this Agreement or any other agreement or arrangement with Bank or Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or any policy adopted by Company pursuant to any such law, government regulation or stock exchange listing requirement.

7.Bank Information.

7.1    Ownership of Bank Information. All Bank Information received or developed by Executive while employed by Bank will remain the sole and exclusive property of Bank.

7.2    Obligations of Executive. Executive agrees:

a.to hold Bank Information in strictest confidence;

b.not to use, duplicate, reproduce, distribute, disclose, or otherwise disseminate Bank Information or any physical embodiments of Bank Information; and

c.in any event, not to take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

Notwithstanding any other provision of this Agreement, any other agreement executed by Executive, or any Company policy:

d.Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

e.If Executive files a lawsuit for retaliation by Company, Bank, or their affiliates for reporting a suspected violation of law, Executive may disclose Trade Secrets to Executive’s attorney and use the Trade Secret information in the court proceeding if Executive (i) files any document containing Trade Secrets under seal, and (ii) does not disclose Trade Secrets except pursuant to a court order.

f.Executive shall be permitted to (i) report violations of any law or regulation; (ii) provide truthful testimony or information pursuant to subpoena, court order, or similar legal process; and (iii) provide truthful information to government or regulatory agencies; or (iv) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and

Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17.

7.3    Delivery upon Request or Termination. Upon request by Bank or Company, and in any event upon termination of Executive’s employment with Bank, Executive will promptly deliver to Bank or Company all property belonging to Bank, Company, or any of their affiliates, or their customers, including, without limitation, all Bank Information then in Executive’s possession or control.

8.Restrictive Covenants.

8.1    Non-CIC event. Upon Executive’s termination of Employment for any reason, Executive shall not, for a period of twelve (12) months following Executive’s termination of employment:

a.Non-Competition. Executive will not (except on behalf of or with the prior written consent of Bank), within the Area, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, perform services as an executive or in any other capacity which involves duties and responsibilities similar to those undertaken for Company, Bank or their affiliates (including as an organizer or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the Business of Bank and which is or is foreseeable to be competitive with Company, Bank or their affiliates.

b.Non-Solicitation of Customers. Executive will not (except on behalf of or with the prior written consent of Bank) on Executive’s own behalf or in the service or on behalf of others, solicit, divert, or appropriate or attempt to solicit, divert, or appropriate any business from any of Company’s, Bank’s or any of their affiliates’ customers with whom Executive has or had Material Contact, for purposes of providing products or services that are competitive with the Business of Bank.

c.Non-Solicitation of Employees. Executive will not on Executive’s own behalf or in the service or on behalf of others, solicit, recruit, or hire away or attempt to solicit, recruit, or hire away, any employee or other service provider of Company, Bank or any of their affiliates with whom Executive has or had Material Contact to another person or entity providing products or services that are competitive with the Business of Bank, whether or not (i) such employee or service provider is a full-time employee or service provider or a temporary employee or service provider, (ii) such employment or service is pursuant to written agreement, or (iii) such employment or service is for a contract period or at will.

8.2    CIC Event. Upon Executive’s termination of Employment pursuant to Section 5.3 (following Change in Control) for which Executive receives payment provided in Section 5.3, the restrictive periods in Section 8.1 shall be extended to eighteen (18) months following Executive’s termination of employment.

8.3    Reasonableness of Restrictive Covenants/Remedies. Executive acknowledges that the degree of Confidential Information made available by Bank and Company to Executive and the scope of Executive’s relationships with customers and employees throughout Bank and Company constitute sufficient protectable interests warranting the restrictions contained in this Section. The Restrictive Covenants contained in this Section are the essence of this Agreement and each covenant is reasonable and necessary to protect the business, interests, and properties of Bank and Company. Bank will suffer irreparable loss and damage should Executive breach any of the covenants. Therefore, in addition to all the remedies provided by law or in equity, Bank or

Company shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. Bank and Executive agree that all remedies available to Bank, Company, or Executive, as applicable, shall be cumulative.

8.4    Notice to Subsequent Employer. When Executive’s employment with Bank terminates for any reason, Executive agrees to notify any subsequent employer of the restrictive covenants contained in this Section. Executive will also deliver a copy of such notice to Bank before Executive commences employment with any subsequent employer. In addition, Executive authorizes Bank to provide a copy of this Sections of this Agreement to Executive’s subsequent, anticipated, or possible future employers.

9.Cooperation. Notwithstanding termination of Executive’s employment, Executive shall cooperate with Bank and Company by aiding in any audit, investigation, or litigation in which Executive has knowledge of facts or circumstances relevant to the matter. Bank or Company shall pay to Executive a reasonable hourly rate for such time and reimburse Executive for reasonable expenses.
10.Executive’s Obligations upon Termination. Upon (a) termination of Executive’s employment for any reason or (b) Bank’s or Company’s request at any time during Executive’s employment, Executive shall (i) provide or return to Bank or Company any and all property owned by Bank or Company or their affiliates, including (by way of example only): keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, equipment, webcams, reports, files, books, Work Product, email messages, removable information storage devices, hard drives, and all other documents and materials belonging to Bank, Company or their affiliates, and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive or created by Executive in connection with Executive’s employment; and (ii) delete or destroy all copies of any such documents and materials not returned that remain in the Executive’s possession or control, including those stored on any personal devices, networks, storage locations, or media in Executive’s possession or control.

11.Severability. The Parties agree that each of the provisions included in this Agreement is separate, distinct, and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

12.No Set-Off by Executive. The existence of any claim, demand, action, or cause of action by Executive against Bank or Company, or their affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Bank or Company of their respective rights.

13.Notice. All notices and other communications required or permitted under this Agreement shall be in writing and delivered by certified mail, return receipt requested. All such notices shall be deemed to have been received on the date shown on the receipt. In addition, either Party may deliver notices by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the Parties at the following addresses:

If to Bank or Company:	Attn: CEO Post Office Box 23900 Green Bay, Wisconsin 54305-3900
Post Office Box 23900
Green Bay, WI 54305-3900

If to Executive:	The address most recently on file with Bank

14.Assignment. Neither Party may assign or delegate this Agreement or any of its rights and obligations without the written consent of the other Party to this Agreement; provided, however, that the rights and obligations of Bank or Company shall apply to its successor(s) and the rights of Executive shall inure to the benefit of the heirs or the estate of Executive.

15.Waiver. A waiver by one Party of any breach of this Agreement by the other Party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

16.Attorneys’ Fees. In the event that litigation ensues between the Parties, the Party prevailing in such litigation shall be entitled to receive from the other Party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing Party in connection with such litigation, and the other Party shall pay such costs and expenses to the prevailing Party within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.

17.Applicable Law. Executive acknowledges that Bank is headquartered in Wisconsin and that Company is organized under the laws of the State of Wisconsin and, as a result, this Agreement shall be construed and enforced under and in accordance with the laws of the State of Wisconsin. The Parties agree that any appropriate state court located in Brown County, Wisconsin or federal court for the Eastern District of Wisconsin shall have jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The Parties consent and waive any objection to the jurisdiction or venue of such courts.

18.Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereby,” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, Section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction, or effect.

19.Entire Agreement. This Agreement embodies the entire and final agreement of the Parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon Bank or Executive unless made in writing and signed by both Parties. All prior understandings and agreements relating to the subject matter of this Agreement, including, but not limited to, any prior employment agreements, are hereby expressly terminated without any obligations owing to Executive on account of the termination of those agreements.

20.Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm, or other entity, other than the Parties and their permitted assigns, any rights, or remedies under or by reason of this Agreement.

21.Survival. The obligations of Executive pursuant to Sections 6 - 23 shall survive Executive’s termination of employment.

22.Representations of Executive. Executive represents and warrants to Bank that: (a) Executive’s employment with Bank and the performance of duties will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Executive is a party or is otherwise bound; and (b) Executive’s acceptance of employment with Bank and the performance of duties will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

23.Revocation of Prior Agreements. Except as provided in Section 5.3(a), the Parties intend that this Agreement shall replace and supersede any and all prior written Employment Agreements and other verbal or written agreements dated prior to the Effective Date that purport to establish the terms or conditions of Executive’s employment relationship with Bank.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Restated Employment Agreement on the day and year first above written.

ATTENTION: BY EXECUTION OF THIS AGREMENT, EXECUTIVE ACKNOWLEDGES AND AGREES THAT (I) EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT, (II) EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS ABOUT THE AGREEMENT, AND (III) EXECUTIVE HAS BEEN GIVEN ADEQUATE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

NICOLET BANKSHARES, INC.	By:	/s/ Michael E. Daniels
Michael E. Daniels, President and Chief Executive Officer

NICOLET NATIONAL BANK	By:	/s/ Michael E. Daniels
Michael E. Daniels, President and Chief Executive Officer

EXECUTIVE		/s/ Brad Hutjens
Brad Hutjens

Revised 2.2024

Exhibit A
Duties and Responsibilities of Executive

STRATEGIC AND LEADERSHIP RESPONSIBILITIES:
•Lead credit, risk, compliance, operational, IT, and special asset areas of Bank.
•Lead Officers Loan Committee and Risk Committee meetings, as well as actively serve as a member of Bank’s Asset Liability Committee, Directors Loan Committee, and other internal committees as may be requested by the CEO.
•As a member of the Executive Team, participate in the strategy, direction, and growth of Company and Bank.
•Monitor and lead areas of responsibility to ensure bench strength and talent development to best position Company and Bank for continued growth and execution of strategic opportunities.

ESSENTIAL DUTIES:
•Work directly with the lending officers and serve as the primary point of underwriting on all commercial and agriculture relationships prior to their presentation to credit committee.
•Manage the credit administration department and be responsible for overall strategy and direction, including asset quality reporting, problem loan strategy preparation, and loan review.
•Manage the IT and Operational areas and be responsible for overall strategy and direction, including the areas of security and new product innovation.
•Set the direction and strategy with the Credit Department/Loan Review Manager for department goals and objectives, including analyst development and training.
•Oversee the workout strategy of commercial and agriculture credit and collection process of all collection activity.
•Uphold Nicolet’s philosophy and policies by maintaining appropriate controls to ensure full compliance with applicable laws and regulations, thereby fulfilling legal responsibilities and enhancing the quality of Nicolet.
•Understand the value of diversity within the workplace and to work successfully with others without regard to age, gender, race, sexual orientation, ethnicity, culture, religion, disability status, socioeconomic status, or other non-job-related classification. A commitment to Nicolet’s policies on equal employment opportunities and non-discrimination with a willingness to pursue efforts of inclusion and respect toward different perspectives.
•Performs all other duties as assigned.